Exhibit 23.10

CONSENT OF ANDREW J. VIGAR

In connection with the filing of the registration statement on Form F-4 (as may be amended from time to time, the “Registration Statement”) of Eurasian Minerals Inc. (the “Company”) with the U.S. Securities and Exchange Commission, I hereby consent to the references to my name and to the use of the technical report entitled “Technical Report on the Exploration Results and Resource Estimates for the Sisorta Property, Sivas Province, Turkey,” dated July 31, 2009, and the information derived from such report, included in the Registration Statement.

Dated: May 22, 2012

/s/ Andrew J. Vigar
Andrew J. Vigar